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                                                                Exhibit No. 99.2

(SMX LOGO)                                                (WESTERN EXPRESS LOGO)

                           FREQUENTLY ASKED QUESTIONS
                      REGARDING WESTERN AND THE ACQUISITION

What's going on?

     Western Express has agreed to acquire the stock of Smithway through a merger that is expected to be completed sometime this summer.

What is expected to happen at Smithway?

     In general, Western expects Smithway to continue to operate in the mode of "business as usual" for the foreseeable future. Key points to remember:

          -    The Smithway headquarters is expected to stay in Fort Dodge.

          - The Smithway management team is expected to stay in place to manage the business.

          - Smithway's employees will be encouraged to remain in place - no layoffs are planned.

          - East West is expected to continue to be managed out of Black Hawk by the team there.

          -    The Smithway name will continue in use.

          - The personnel and reputation of Smithway were key components of the transaction, and Western wants to keep the Smithway spirit alive.

What areas of Smithway are expected to see change?

     While it is too early to identify every area that might change, the following areas are likely to see some evolution over time in cooperation and discussion between Smithway and Western management.

          - Cooperation in purchasing between the two companies to gain economies of scale.

          - Cooperation/integration of van operations to gain the benefits of Western's much larger van freight base.

          -    Cross-visibility on flatbed loads to minimize deadhead.

          - Learning best practices from each other to create a stronger overall company.

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How will my job be affected?

     The vast majority of you should experience little day-to-day change. As a larger company with better growth prospects, we expect to offer more opportunity for career development over time. For the foreseeable future, your health insurance, 401-k, paid time off, vacation, sick-pay, and other benefits are expected to remain the same.

What comfort do I have that my contribution is valued?

     In these types of transactions, non-driving personnel are frequently worried about the consequences for their employment. We want you to keep contributing, and we are so intent on keeping you, that we will give you six months pay if you are terminated without cause within one year after the merger. If a decision is needed, cause will be decided by Smithway management in Fort Dodge.

Will my salary or other compensation change?

     No salary reductions are expected.

How will owner operators be affected?

     Business as usual, but with the opportunity over time for more freight and greater geographic coverage. You will continue to drive for Smithway under your same contract. You will retain your same contract at Smithway with the same fuel card, same program, etc.

How will company drivers be affected?

     Business as usual, but with the opportunity over time for more freight and greater geographic coverage. You will continue to have the same pay, benefits, etc. Western has operated a more modern tractor fleet than Smithway, so you may obtain a new tractor sooner.

Who is Western Express?

     Western is a growing and profitable dry van and flatbed truckload carrier based in Nashville, Tennessee. Founded by Wayne and Donna Wise, Western commenced its growth strategy in 2000. Since then, Western has grown to approximately 1750 tractors, largely through acquisitions other truckload carriers. In 2006, Western generated approximately $305 million in revenue and a normalized operating ratio of approximately 90.5%

What type of fleet does Western operate?

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     Western has one of the newest fleets in the industry. We operate approximately 1750 Freightliner and Volvo tractors with an average age of only 15 months. We also operate 3700 dry van trailers with an average age of 18 months and 1000 flatbed trailers with an average age of 11 months.

What other acquisitions has Western done?

     Western has acquired the following companies:

   ACQUIRED COMPANY:      DIXIELAND       PROLINE         J-MAR         DEATON           HUSS
   -----------------     -----------   -------------   ----------   --------------   ------------
  Operating Profile:       Dry van        Dry van        Dry van        Flatbed         Flatbed
                          truckload      truckload      truckload
Headquarters Location:   Decatur, AL   Nashville, TN   Atmore, AL   Birmingham, AL   Lynchburg,VA

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Why did Western agree to acquire Smithway?

     Western was attracted by Smithway's talented personnel, excellent reputation, and strong safety culture. Western believes its 1100 truck dry van operation will be able to offer more geographic options, better freight selection and more consistent movements to Smithway's van operation. At the same time, Smithway's flatbed operation offers the market presence and reputation to make the combined 1300 truck flatbed operation a force in the industry. Together, the combined companies will offer personnel, owner-operators, and customers greater opportunities.

When is the transaction expected to close?

     There are a number of factors that may affect the timing of the transaction, including review by the Securities and Exchange Commission, a vote of Smithway stockholders, bank financing, and other matters. In general, we expected these to be completed, and the transaction to close, in the summer of 2007.

What will happen in the transaction?

     Upon closing of the transaction, all Smithway stockholders would receive cash in the amount of $10.63 per share. Smithway and East West would become 100% owned by Western. Smithway and East West would remain separate companies with separate operations.

Could anything prevent the transaction?

     The transaction is subject to certain conditions that are customary in merger transactions. We expect the conditions to be satisfied and the transactions to close, but it is possible this would not occur.

What will the combined capacity of Western and Smithway look like?

     -    Over $500 million in revenue.

     -    1600 dry van tractors

     -    1400 flatbed tractors

     -    Strong geographic presence East of the Rockies and on the West Coast.